As filed with the Securities and Exchange Commission on February 22, 2008, Registration No. ______

SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
  UNDER THE SECURITIES ACT OF 1933

DESTINATION TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0494581

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

530 North Federal Highway Fort Lauderdale, Florida 33301 (954) 332-6600

(Address and Telephone Number of Principal Executive Offices)

Gordon Scott Venters 530 North Federal Highway Fort Lauderdale, Florida 33301 (954) 332-6600

(Name, Address and Telephone Number of Agent for Service)

Consulting Agreement

(Full title of the Plans)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	2,500,000	$0.012 (1)	$ 30,000	$ 1.18
Common Stock	2,500,000	$0.012 (1)	30,000	1.18
Common Stock	2,000,000	0.05 (2)	100,000	3.93
Common Stock	2,000,000	0.07 (2)	140,000	5.50
Common Stock	2,000,000	0.08 (2)	160,000	6.29
Common Stock	2,000,000	0.10 (2)	200,000	7.86
TOTALS	13,000,000		$ 660,000	$ 25.94

(1)  Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company's common stock reported on the OTC Bulletin Board on February 20, 2008.

(2)  Represents the offering price per share for each registered share underlying the option established pursuant to the option exercise prices in the Consulting Agreement set forth in Exhibit 10.1 to this Form S-8.

PART I

Item 1 - Plan Information

            Not applicable

Item 2 - Registrant Information and Employee Plan Annual Information

            Not applicable.

PART II

Item 3 - Incorporation of Documents by Reference

           Destination Television, Inc. (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents:

             (a)    The Registrant's Registration Statement on Form 10-SB filed July 7, 2000 (file no. 000-29921)

             (b)    The Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2007

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such document.

Item 4 - Description of Securities

            The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 220,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock, $0.0001 par value, and 20,000,000 shares of Open Stock. As of February 21, 2008, there were 55,978,760 shares of Common Stock and 5,750,000 shares of Series B Preferred Stock outstanding. The shares of Series B Preferred Stock are convertible into 5,750,000 shares of Common Stock.

            Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. Each share of outstanding Series B Preferred Stock has the equivalent voting rights of four shares of Common Stock. Holders of the outstanding shares of Common Stock and Series B Preferred Stock that together represent more than 50% of the voting rights will be able to elect the entire board of directors and, if they do so, shareholders holding less than 50% of the voting rights would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the shareholders' percentage ownership of the Company, and which may dilute the book value of the Common Stock.

            Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. For liquidation purposes, the shares of Series B Preferred Stock are treated as if they were converted into Common Stock at the conversion ratio in effect at the time of liquidation. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5 - Interests of Named Experts and Counsel

            As of February 21, 2008, David L. Kahn, Esq., counsel to the Registrant, owned 165,000 shares of the Registrant's Common Stock.

Item 6 - Indemnification of Directors and Officers

            The Company is a Delaware corporation. The General Corporation Law of Delaware provides authority for broad indemnification of directors, officers, employees and agents. The Company's Certificate of Incorporation, as Amended, incorporates the indemnification provisions of the General Corporation Law of Delaware to the fullest extent provided.

            The Company has entered into indemnification agreements with its directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7 - Exemption from Registration Claimed

            Not applicable.

Item 8 - Exhibits

Exhibit              Description

   5.1                 Opinion of David L. Kahn, Esq.
 10.1                 Consulting Agreement with Steven Goldberg, dated February 20, 2008
 23.1                 Consent of David L. Kahn, Esq. (included in Exhibit 5.1)
 23.2                 Consent of Michael F. Cronin, CPA
 23.3                 Consent of Patrick Rodgers, CPA, PA

Item 9 - Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act  that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida on February 21, 2008.

DESTINATION TELEVISION, INC.

By:	/s/ Gordon Scott Venters

Gordon Scott Venters President and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	February 21, 2008	By:	/s/ Gordon Scott Venters

Gordon Scott Venters
President, and  Chief Executive Officer
(Principal Executive Officer)  and
Acting Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer),  and Director

Date:	February 21, 2008	By:	/s/ Todd Nugent

Todd Nugent Director